UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 20, 2010

Golden Eagle International, Inc.
(Name of registrant as specified in its charter)

Colorado	0-23726	84-1116515
State of Incorporation	Commission File Number	IRS Employer Identification No.

9661 South 700 East, Salt Lake City, Utah 84070
Address of principal executive offices

801-619-9320
Telephone number, including
Area code

Not applicable
Former name or former address if changed since last report

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On August 20, 2010, Golden Eagle International, Inc. (“we,” “us” or “our”) entered into a settlement agreement with Yukon-Nevada Gold Corp. and its subsidiary, Queenstake Resources USA, Inc., to settle all claims in the lawsuit among the parties filed in the Fourth Judicial District Court of Nevada, Elko County (Queenstake Resources USA, Inc. v. Golden Eagle International, Inc. v. Yukon-Nevada Gold Corp, et al., CV-C-09-544). A stipulation among the parties to dismiss the lawsuit with prejudice has been filed with the court and each party will bear its own costs and attorneys’ fees.

Golden Eagle expects to receive $3,467,152 in four payments over the next 120-day period: $772,044, which was received on August 23, 2010; $1 million to be paid on October 20, 2010; $1 million to be paid on November 20, 2010; and, $695,108 to be paid on December 20, 2010. Included in the total settlement are $272,000 to pay existing vendor invoices and $445,109 for employee severance and benefits incurred by Golden Eagle while it operated the Jerritt Canyon mill under contract with Queenstake.

The settlement agreement also provides that Yukon-Nevada Gold Corp. will deliver 2 million shares of its issued and outstanding common stock to Golden Eagle on or before October 20, 2010.

Golden Eagle has not determined its intended use of the proceeds that it has received, and expects to receive, from Yukon-Nevada Gold Corp beyond payment of its accounts receivable and other current debts.

Section 8 – Other Events

Item 8.01	Other Events.

We distributed a press release on August 25, 2010 announcing and describing the settlement and dismissal of the lawsuit covered above in Section 1, Item 1.01, which is attached as exhibit 99.1 to this Current Report.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated August 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 25th day of August, 2010.

Golden Eagle International, Inc.

By:	/s/ Terry C. Turner
Terry C. Turner,
President and Chief Executive Officer